Exhibit 99.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) made as of April 8, 2011 (the “Effective Date”) by and between CROWN ROYAL ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and ICAGEN, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Petula Associates, Ltd., an Iowa corporation (“Petula”), predecessor-in-interest to Landlord, and Tenant entered into that certain Lease Agreement dated November 5, 1997, as amended by that certain First Amendment to Lease dated December 18, 1998, as further amended by that certain Second Amendment to Lease dated November 30, 2001, between Royal Center IC, LLC, a Delaware limited liability company (“Royal”), predecessor-in-interest to Landlord, and Tenant, as further amended by that certain Third Amendment to Lease dated June 14, 2002, as further amended by that certain Fourth Amendment to Lease dated December 9, 2002, and as further amended by that certain Fifth Amendment to Lease dated June 4, 2007 (collectively, the “Lease”), for certain premises in the Royal Center III building, located in the Imperial Center Business Park in Durham, North Carolina, which premises collectively contain approximately 24,855 rentable square feet of space, consisting of (i) Suite 390 containing approximately 8,983 rentable square feet, (ii) Suite 350 containing approximately 6,248 rentable square feet, (iii) Suite 380 containing approximately 4,959 rentable square feet, and (iv) Suite 335 containing approximately 4,665 rentable square feet (collectively the “Premises”), all as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Extension of Term. The Lease is hereby amended such that the expiration of the Term thereof for the Premises is extended from December 31, 2011 until December 31, 2012.

2. Minimum Rental. Beginning upon January 1, 2012, Tenant shall pay, monthly in advance, installments of Minimum Rental pursuant to the schedule set forth below:

PERIOD	RATE (per r.s.f.)	MONTHLY MINIMUM RENTAL	ANNUAL MINIMUM RENTAL
1/1/12 – 12/31/12	$12.24	$25,352.10	$304,225.20

Tenant’s proportionate share of Tenant Expenses and all other charges payable pursuant to the Lease shall continue to be paid by Tenant as set forth in the Lease.

3. Possession and Tenant’s Acceptance of the Premises. Tenant continues to accept the Premises in its “AS-IS,” “WHERE-IS” condition, and neither Landlord nor its agents have made any representations or warranties whatsoever with respect to the Premises or the Building.

4. Notices. The notice addresses for Landlord set forth in Section 31 of the Lease is hereby replaced with the following addresses:

Landlord:	Crown Royal Associates, LLC
c/o Tri Properties, Inc.
4309 Emperor Boulevard, Suite 110
Durham, North Carolina 27703

With a copy to:	Crown Royal Associates, LLC
Attn: Wendy Huang
Attn: Kreg Groat
18201 Von Karman Avenue, Suite 950
Irvine, California 92612

5. Events of Default and Remedies. The following is hereby added to the Lease as Section 20(a)(v).

“(v) Tenant’s repudiation or anticipatory breach of this Lease.”

6. Landlord’s Covenant to Repair and Replace. Section 9 of the Lease is hereby deleted and the following is inserted therefor:

“(a) During the Term, Landlord shall maintain, as part of Tenant Expenses, the common areas of the Building, and the structural portions of the Building, meaning the foundation, roof (including the roof membrane), exterior walls and subflooring, and shall also maintain and repair the central plumbing and electrical systems serving the entire Building up to the respective applicable points of entry of same into the Premises. Notwithstanding the foregoing, Tenant shall reimburse Landlord within thirty (30) days after demand for any costs or expenses relating to the foregoing, required or requested by Tenant or Tenant’s invitees, or otherwise necessitated by the negligence, misconduct, or acts or omissions of Tenant or Tenant’s invitees.

(b) Landlord shall not be liable for any failure to make any repairs or to perform any maintenance required of Landlord hereunder unless such failure shall persist for an unreasonable period of time after written notice from Tenant setting forth the need for such repair(s) or replacement(s) in reasonable detail has been received by Landlord. Landlord shall promptly commence and diligently pursue any such repair or replacement that is the responsibility of Landlord to complete. Except as set forth in the Sections of this Lease entitled “Damage or Destruction of Premises” and “Eminent Domain” there shall be no abatement of Annual Rental. There shall be no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, replacements, alterations or improvements to any portion of the Building or the Premises, or to fixtures, appurtenances and equipment therein except to the extent caused directly by Landlord’s gross negligence or willful misconduct or to the extent such repairs take an unreasonable period of time to complete.”

7. Limitation of Landlord’s Liability. Section 33(c) of the Lease is hereby deleted and the following is inserted therefor:

“Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within ten (10) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which

Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than ten (10) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such ten (10) day period and thereafter diligently prosecutes the same to completion.

Notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord’s equity in the Building, and not to any other or separate business or non-business assets of Landlord, or any of Landlord’s partners, members, affiliates, partners, lenders, agents, directors, shareholders, employees or principals, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of Landlord’s equity in the Building or the rents or other income receivable by Landlord from the Building. Further, in the event the owner of Landlord’s interest in this Lease is at any time a partnership, joint venture or unincorporated association, Tenant agrees that the members or partners of such partnership, joint venture or unincorporated association shall not be personally or individually liable or responsible for the performance of any of Landlord’s obligations hereunder. Without limiting the foregoing, no personal liability is assumed by any officer, director, owner, member, shareholder, employee, agent, and/or representative of Crown Realty & Development, Inc. and its affiliates, including but not limited to Robert A. Flaxman and/or Jaime Sohacheski (and their family members) (collectively, the “Released Parties”) in connection with this Lease. The parties acknowledge and agree that no claim, cause of action, liability, demand, damage, debt, expense, and/or lien, including but not limited to any involving this Lease, shall be asserted against any of the Released Parties, whether known or unknown at the time of this Lease or at any time in the future, including after expiration or earlier termination of this Lease.

With respect to any provisions of this Lease which provide that Landlord shall not unreasonably withhold or delay any consent or approval, Tenant shall not have, and Tenant hereby waives, any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any allegation of unreasonableness by Landlord. Tenant’s sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment. Notwithstanding any contrary provision in this Lease, Landlord shall not be liable under any circumstances for consequential, special, indirect or punitive damages, including, without limitation, with respect to injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.”

8. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. (the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agents and managers harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or similar payments resulting from or arising out of its respective actions in connection with the Lease or other premises except for any claims due Broker. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with the Lease or other premises. Landlord agrees to be responsible for the leasing commission due Broker pursuant to a separate written agreement between Landlord and Broker, and to hold Tenant harmless respecting same.

9. Ratification of Lease. Except as herein modified, the Lease shall remain in full force and effect. All terms and conditions of the Lease, as modified herein, are hereby ratified and confirmed as if fully set forth herein. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

10. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

11. Entire Agreement. This Amendment represents the entire agreement between the parties hereto, and neither Landlord nor Tenant, or any agent representing either, has made any statement, promise, or agreement, verbally or otherwise, in addition to or in conflict with, the terms of this Amendment. Any representation or agreement made during negotiations is hereby merged into this Amendment and, if not set forth herein, is hereby waived.

12. Modifications. This Amendment may be modified only by an agreement in writing, signed by Landlord and Tenant, and delivered to each of the parties hereto.

13. Captions. The paragraph captions of this Amendment have been inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Amendment.

14. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Lease.

15. Time of the Essence. Without abrogating any notice or cure period contained herein or in the Lease, time is of the essence in the performance of all duties and obligations required hereunder and/or pursuant to the Lease.

16. Authority; Jurisdiction. Assignee has, and will maintain, all licenses, permits and entitlements necessary to legally conduct business in the United States and in the State of North Carolina and is and will be permitted and authorized to legally conduct business in the United States and in the State of North Carolina. All of the parties hereto consent to personal jurisdiction by the courts of the State of North Carolina in connection with any controversy, claim, action or cause of action relating to this Amendment, and the parties consent to service of process by any means authorized by the laws of the State of North Carolina. The terms and provisions of this Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina. The parties acknowledge that the laws and courts of the State of North Carolina were freely and voluntarily chosen to govern this Amendment and to adjudicate any claims or disputes hereunder.

17. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their permitted heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.

18. Partial Invalidity. If any term, provision or condition contained in this Amendment shall, to any extent, be invalid or unenforceable, the remainder of this Amendment, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Amendment shall be valid and enforceable to the fullest extent possible permitted by law.

19. Attorneys’ Fees. If a party hereto commences litigation against the other for the specific performance of this Amendment, for damages for the breach hereof, or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal as of the Effective Date.

WITNESSES:	CROWN ROYAL ASSOCIATES, LLC,
a Delaware limited liability company

/s/ [Illegible]	By: /s/Robert Flaxman
Print Name: Robert Flaxman
Title: Auth. Signor

WITNESSES:	ICAGEN, INC.,
a Delaware corporation

/s/ Robert J. Jakobs	By: /s/ P. K. Wagoner
Print Name: P. K. Wagoner
Title: CEO
Secretary